Exhibit 99.1

           Mentor Graphics Reports Third Quarter Results --
            Raises Guidance on Record Bookings and Revenue


    WILSONVILLE, Ore.--(BUSINESS WIRE)--Oct. 25, 2006--Mentor Graphics Corporation (Nasdaq:MENT) today announced record third quarter revenue of $190.6 million, up 16% from the prior year third quarter. Earnings per share were $.03 on a GAAP basis, and $.12 on a non-GAAP basis. Bookings climbed 5% over the previous third quarter to a new third quarter record and are up over 20% year to date.

    "Like the electronic design automation (EDA) industry overall, Mentor continues to see the effects of strengthening EDA demand in 2006," said Walden C. Rhines, chairman and CEO of Mentor Graphics. "Customer reaction to our next-generation emulation product and Calibre nm platform has strengthened our long-term growth outlook."

    Compared to the third quarter of 2005, bookings grew nearly 30% in Integrated Systems Design and 10% in IC Design to Silicon, while Scalable Verification was down 15% and New and Emerging was flat. Integrated Systems Design's strength was primarily renewal driven. Significant product enhancements, particularly routing technology, have increased customer retooling activity. In Scalable Verification, the Questa(TM) verification environment continues to see accelerating growth as nearly a thousand new seats were installed in the third quarter.

    IC Design to Silicon continued to gain market share, driven in part by the July release of the company's new Calibre(R) nm platform for nanometer physical verification. Calibre design-for-manufacturing tools continued to be in high demand as the company announced that Calibre OPCVerify(TM) ramped to $10 million in product revenue in the first 10 months of introduction.

    Year on year, North America bookings grew about 20%, Europe was down 35%, Japan more than doubled, and the Pacific Rim was down 20%. Split of revenue by geography was 45% North America, 25% Europe, 20% Japan, and 10% Pacific Rim. Gross margin was 84.8%.

    "Our automotive business scored an important win in the quarter with a standardization decision at Ford for the Capital Harness(TM) tool set," said Gregory K. Hinckley, president of Mentor Graphics. "The deal, which closed in the third quarter, has already opened many other doors at key Ford suppliers and partner companies."

    Special charges of $0.4 million were related to headcount reduction.

    Guidance

    For the fourth quarter, the company expects revenue of approximately $229 million, GAAP earnings per share of approximately $.26 and non-GAAP earnings per share of approximately $.45.

    For full year 2006, the company expects revenue of approximately $774 million, GAAP earnings per share of approximately $.21 and non-GAAP earnings per share of approximately $.73. This represents 10% revenue growth, 195% GAAP earnings growth and 80% non-GAAP earnings growth from 2005.

    Discussion of Non-GAAP Financial Measures

    Mentor Graphics management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin and net income (loss), which we refer to as non-GAAP gross margin, operating margin and net income (loss), respectively. These non-GAAP measures are derived from the revenues of our product, maintenance and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of purchased intangible assets, merger and acquisition charges, special charges, equity plan-related compensation expenses and charges and gains which management does not consider reflective of our core operating business.

    Purchased intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships and employment agreements. Merger and acquisition charges represent in-process research and development charges related to products in development that had not reached technological feasibility at the time of acquisition. Special charges consist of post-acquisition rebalance costs including severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

    During the nine months ended September 30, 2006, $6.23 million of interest expense attributable to net retirement premiums and write-offs of debt issuance costs related to the refinancing of certain convertible debt was excluded as management does not consider this transaction a part of its core operating performance. During the nine months ended September 30, 2006 and 2005, $895 thousand and $469 thousand gain on investment earnout income was excluded, respectively. During the nine months ended September 30, 2005, $4.75 million purchase of technology that had not yet reached technological feasibility, and a $957 thousand gain on the sale of a building were also excluded.

    In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP EPS is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

    Non-GAAP gross margin, operating margin and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP gross margin, operating margin and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management.

    Management excludes from its non-GAAP measures certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period-to-period basis because such items are not related to the company's ongoing core operating performance as viewed by management.

    Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically management adjusts for the excluded items for the following reasons:

    -- Amortization charges for our purchased intangible assets are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of the company's net income (loss) is in the first twelve months following the acquisition.

    -- Special charges are primarily severance related and are due to the company's reallocation or reduction of personnel resources driven by modifications of business strategy or business emphasis and by assimilation of acquired businesses. These costs are originated based on the particular facts and circumstances of business decisions and can vary in size. Special charges also include excess facility and asset-related restructuring charges. These charges are not specifically included in the company's annual operating plan and related budget due to the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers' performance internally.

    -- Merger and acquisition charges are in-process R&D charges, which are largely disregarded as acquisition decisions are made and which often result in charges that vary significantly in size and amount. Management excludes these charges when evaluating the impact of an acquisition transaction and our ongoing performance.

    -- Management supplementally considers performance without the impact of stock-based compensation charges and believes this information is useful to investors to compare our performance to prior periods before SFAS 123R and to the performance of other companies in our industry who present non-GAAP results adjusted to exclude stock compensation expense. We view stock-based compensation as a key element of our employee retention and long-term incentives, not as an expense that should be an element of evaluating core operations in any given period. We therefore exclude these charges for purposes of evaluating our core performance.

    -- Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various tax jurisdictions in which the company operates. This non-GAAP weighted average tax rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the nine months ended September 30, 2006, is 44%. This tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect the Company's tax rate depending upon the Company's level of profitability.

    Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. However, non-GAAP net income (loss) has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. In the future the company expects to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

    -- Amortization of purchased intangibles, though not directly affecting our current cash position, represents the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income
        (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

    -- The company regularly engages in acquisition and assimilation activities as part of its ongoing business and therefore we will continue to experience special charges and merger and acquisition charges on a regular basis. These costs also directly impact available funds of the company.

    -- The company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.

    -- The company's income tax expense (benefit) will be ultimately based on its GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation.

    -- Other companies, including other companies in our industry, may calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

    About Mentor Graphics

    Mentor Graphics Corporation (Nasdaq:MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $750 million and employs approximately 4,100 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

    Mentor Graphics and Calibre are registered trademarks and Questa, Capital Harness and OPCVerify are trademarks of Mentor Graphics
Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.

    Statements in this press release regarding the company's guidance for future periods constitute "forward-looking" statements based on current expectations within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) reductions in spending on the company's products by its customers due to cyclical downturns or initiatives to increase profitability; (ii) the company's ability to successfully offer products and services that compete in the highly competitive EDA industry, including the risk that the company's technology, products or inventory become obsolete; (iii) discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (iv) changes in accounting or reporting rules or interpretations, limitations on repatriation of earnings, licensing and intellectual property rights protection; (v) the impact of tax audits by the IRS or other taxing authorities, or changes in tax laws, regulations or enforcement practices where the company does business; (vi) effects of the increasing volatility of foreign currency fluctuations on the company's business and operating results; (vii) effects of unanticipated shifts in product mix on gross margin; (viii) effects of customer seasonal purchasing patterns and the timing of significant orders may negatively or positively impact the company's quarterly results of operations; and (ix) weakness in the US or other economies, all as may be discussed in more detail under the heading "Risk Factors" in the company's most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.


                     MENTOR GRAPHICS CORPORATION
----------------------------------------------------------------------
                CONSOLIDATED STATEMENTS OF OPERATIONS
----------------------------------------------------------------------
      (In thousands, except earnings per share data - Unaudited)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Revenues:
  System and software          $114,461  $ 91,492  $318,627  $264,427
  Service and support            76,174    73,317   226,763   219,552
                               --------- --------- --------- ---------
    Total revenues              190,635   164,809   545,390   483,979
                               --------- --------- --------- ---------
Cost of revenues: (1)
  System and software             4,664     3,166    12,538    12,729
  Service and support            21,072    19,596    62,122    59,843
  Amortization of purchased
   technology                     3,286     3,076     9,942     8,489
                               --------- --------- --------- ---------
    Total cost of revenues       29,022    25,838    84,602    81,061
                               --------- --------- --------- ---------
    Gross margin                161,613   138,971   460,788   402,918
                               --------- --------- --------- ---------
Operating expenses:
  Research and development (2)   60,448    51,563   170,804   159,066
  Marketing and selling (3)      72,192    64,728   208,497   197,627
  General and administration
   (4)                           22,822    19,883    66,617    57,343
  Amortization of intangible
   assets (5)                     1,168     1,059     3,415     3,153
  Special charges (6)               359       (48)    6,512     2,529
  Merger and acquisition
   related charges (7)                -         -       180       750
                               --------- --------- --------- ---------
    Total operating expenses    156,989   137,185   456,025   420,468
                               --------- --------- --------- ---------
Operating income (loss):          4,624     1,786     4,763   (17,550)
  Other income, net (8)           6,721     4,144    15,756    10,601
  Interest expense (9)           (6,858)   (5,461)  (27,323)  (16,130)
                               --------- --------- --------- ---------
  Income (loss) before income
   taxes                          4,487       469    (6,804)  (23,079)
  Provision (benefit) for
   income taxes (10)              1,957       310    (3,026)  (12,009)
                               --------- --------- --------- ---------
    Net income (loss)          $  2,530  $    159  $ (3,778) $(11,070)
                               ========= ========= ========= =========
  Net income (loss) per share:
    Basic                      $   0.03  $      -  $  (0.05) $  (0.14)
                               ========= ========= ========= =========
    Diluted                    $   0.03  $      -  $  (0.05) $  (0.14)
                               ========= ========= ========= =========
  Weighted average number of shares
   outstanding:
    Basic                        81,741    79,135    80,735    78,440
                               ========= ========= ========= =========
    Diluted                      83,347    80,077    80,735    78,440
                               ========= ========= ========= =========

Refer to following page for a description of footnotes.


Listed below are the items included in net income that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under "Discussion of Non-GAAP Financial Measures".

                                     Three Months
                                         Ended      Nine Months Ended
                                     September 30,    September 30,
                                    --------------- ------------------
                                      2006    2005     2006      2005
                                    ------- ------- -------- ---------
(1) Cost of revenues:
      Stock-based compensation      $  199  $    -  $   652  $      -
      Amortization of purchased
       intangible assets             3,286   3,076    9,942     8,489
                                    ------- ------- -------- ---------
                                    $3,485  $3,076  $10,594  $  8,489
                                    ======= ======= ======== =========
(2) Research and development:
      Stock-based compensation      $1,301  $    -  $ 4,166  $      -
      Unusual charge related to the
       purchase of technology            -       -        -     4,750
                                    ------- ------- -------- ---------
                                    $1,301  $    -  $ 4,166  $  4,750
                                    ======= ======= ======== =========
(3) Marketing and selling:
      Stock-based compensation      $1,033  $    -  $ 3,340  $      -
                                    ------- ------- -------- ---------
                                    $1,033  $    -  $ 3,340  $      -
                                    ======= ======= ======== =========
(4) General and administration:
      Stock-based compensation      $  430  $    -  $ 1,360  $      -
                                    ------- ------- -------- ---------
                                    $  430  $    -  $ 1,360  $      -
                                    ======= ======= ======== =========
(5) Amortization of intangible
 assets:
      Amortization of purchased
       other intangible assets      $1,168  $1,059  $ 3,415  $  3,153
                                    ------- ------- -------- ---------
                                    $1,168  $1,059  $ 3,415  $  3,153
                                    ======= ======= ======== =========
(6) Special charges:
      Rebalance and restructuring
       costs                        $  359  $  (48) $ 6,512  $  2,529
                                    ------- ------- -------- ---------
                                    $  359  $  (48) $ 6,512  $  2,529
                                    ======= ======= ======== =========
(7) Merger and acquisition related
 charges:
      In-process research and
       development                  $    -  $    -  $   180  $    750
                                    ------- ------- -------- ---------
                                    $    -  $    -  $   180  $    750
                                    ======= ======= ======== =========
(8) Other income, net:
      Gain on sale of building      $    -  $    -  $     -  $   (957)
      Investment earnout payment
       receipt                        (895)   (469)    (895)     (469)
                                    ------- ------- -------- ---------
                                    $ (895) $ (469) $  (895) $ (1,426)
                                    ======= ======= ======== =========
(9) Interest expense:
      Debt retirement costs         $  322  $    -  $ 6,227  $      -
                                    ------- ------- -------- ---------
                                    $  322  $    -  $ 6,227  $      -
                                    ======= ======= ======== =========
(10) Provision for income taxes:
      Income tax effects            $  (30) $ (385) $(7,802) $(11,187)
                                    ------- ------- -------- ---------
                                    $  (30) $ (385) $(7,802) $(11,187)
                                    ======= ======= ======== =========


                     MENTOR GRAPHICS CORPORATION
----------------------------------------------------------------------
           UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
----------------------------------------------------------------------
            (In thousands, except earnings per share data)

                                    Three Months
                                        Ended       Nine Months Ended
                                    September 30,     September 30,
                                  ----------------- ------------------
                                     2006     2005     2006      2005
                                  -------- -------- -------- ---------
GAAP net income (loss)            $ 2,530  $   159  $(3,778) $(11,070)
Non-GAAP adjustments:
  Stock based-compensation: (1)
    Cost of revenues                  199        -      652         -
    Research and development
     (R&D)                          1,301             4,166
    Marketing and selling           1,033        -    3,340         -
    General and administration        430        -    1,360         -
  Acquisition - related items:
    Amortization of purchased
     intangible assets
      Cost of revenues (2)          3,286    3,076    9,942     8,489
      Other operating expense (3)   1,168    1,059    3,415     3,153
    R&D Charge related to the
     purchase of technology (4)         -        -        -     4,750
    In-process R&D (5)                  -        -      180       750
  Special charges (6)                 359      (48)   6,512     2,529
  Non-operating gains (7)            (895)    (469)    (895)   (1,426)
  Interest expense (8)                322        -    6,227         -
  Income tax effects (9)              (30)    (385)  (7,802)  (11,187)
                                  -------- -------- -------- ---------
  Total of non-GAAP adjustments     7,173    3,233   27,097     7,058
                                  -------- -------- -------- ---------
Non-GAAP net income (loss)        $ 9,703  $ 3,392  $23,319  $ (4,012)
                                  ======== ======== ======== =========

GAAP weighted average shares
 (diluted)                         83,347   80,077   80,735    78,440
  Non-GAAP adjustment                   -        -    1,071         -
                                  -------- -------- -------- ---------
Non-GAAP weighted average shares
 (diluted)                         83,347   80,077   81,806    78,440
                                  ======== ======== ======== =========

GAAP net income per share
 (diluted)                        $  0.03  $     -  $ (0.05) $  (0.14)
  Non-GAAP adjustments detailed
   above                             0.09     0.04     0.34      0.09
                                  -------- -------- -------- ---------
Non-GAAP net income per share
 (diluted)                        $  0.12  $  0.04  $  0.29  $  (0.05)
                                  ======== ======== ======== =========


(1) Equity plan-related compensation expense recognized in accordance with SFAS 123R, Share-Based Payment.

(2) Amount represents purchased technology resulting from acquisition transactions. Purchased technology is amortized over two to five years.

(3) Other identified intangible assets are amortized to other operating expense over two to five years. Other identified intangible assets includes tradenames, employment agreements, customer relationships and deferred compensation which are the result of acquisition transactions.

(4) Nine months ended September 30, 2005: A charge of $4,750 for a purchase of technology that had not reached technological feasibility. This technology will be the basis for a new offering in the Calibre product family which is expected to be introduced in 2007.

(5) Nine months ended September 30, 2006: Write off of $180 for in-process research and development related to an acquisition.

    Nine months ended September 30, 2005: Merger and acquisition related charges consist of in-process R&D charges related to the acquisitions of Volcano Communications Technologies AB and Aptix Corporation.

(6) Three months ended, September 30, 2006: Special charges consist of costs of $359 incurred for employee rebalances. The rebalance costs included severance benefits, notice pay and outplacement services.
    Three months ended, September 30, 2005: Special charges consist of a $550 reversal of previously recorded non-cancelable lease payments related to a facility in North America due to an increase in the expected sublease income substantially offset by costs of $415 incurred for employee rebalances. The rebalance costs included severance benefits, notice pay and outplacement services. In addition, $87 represents other costs incurred to restructure the organization other than employee rebalances and excess leased facility costs.
    Nine months ended September 30, 2006: Special charges consist of
     (i) $4,333 of costs incurred for employee rebalances, which include severance benefits, notice pay and outplacement services,
     (ii) $1,625 related to the discontinuation of one of the Company's intellectual property product lines which included the abandonment of excess leased facility space, the disposal of related assets and other costs, and (iii) $554 in other costs incurred, which were primarily included non-cancelable lease payments for one facility in Europe.
    Nine months ended September 30, 2005: Special charges consist of
     (i) $2,763 of costs incurred for employee rebalances, which included severance benefits, notice pay and outplacement services, (ii) a $550 reversal of previously recorded non-cancelable lease payments related to a facility in North America due to an increase in the expected sublease income, (iii) a $91 charge for the abandonment of excess leased facility space, and
     (iv) $225 in other costs incurred to restructure the organization other than employee rebalances and excess leased facility costs.

(7) Three months ended September 30, 2006 and 2005: Investment earnout payment received related to a sale of stock in 2003.

    Nine months ended September 30, 2006: Investment earnout payment received related to a sale of stock in 2003.
    Nine months ended September 30, 2005: Investment earnout payment received related to a sale of stock in 2003 and the gain on sale of a building in the first quarter of 2005.

(8) Three and nine months ended September 30, 2006: Premium and unamortized debt costs related to the redemption of convertible debt.

(9) Non-GAAP income tax expense adjustment is based upon the assumption of a normalized effective rate of 17% on non-GAAP income before income taxes.


                     MENTOR GRAPHICS CORPORATION
----------------------------------------------------------------------
   UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP
                          FINANCIAL MEASURES
----------------------------------------------------------------------
                  (In thousands, except margin data)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
GAAP gross margin              $161,613  $138,971  $460,788  $402,918
Reconciling items to non-GAAP
 gross margin
   Stock-based compensation         199         -       652         -
   Amortization of purchased
    intangible assets             3,286     3,076     9,942     8,489
                               --------- --------- --------- ---------
Non-GAAP gross margin          $165,098  $142,047  $471,382  $411,407
                               ========= ========= ========= =========

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
GAAP gross margin as a percent
 of total revenue                    85%       84%       84%       83%
   Non-GAAP adjustments
    detailed above                    2%        2%        2%        2%
                               --------- --------- --------- ---------
Non-GAAP gross margin as a
 percent of total revenue            87%       86%       86%       85%
                               ========= ========= ========= =========

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
GAAP operating expenses        $156,989  $137,185  $456,025  $420,468
Reconciling items to non-GAAP
 operating expenses
   Stock-based compensation      (2,764)        -    (8,866)        -
   Unusual charge related to
    the purchase of technology        -         -         -    (4,750)
   Amortization of purchased
    other intangible assets      (1,168)   (1,059)   (3,415)   (3,153)
   Rebalance and restructuring
    costs                          (359)       48    (6,512)   (2,529)
   In-process research and
    development                       -         -      (180)     (750)
                               --------- --------- --------- ---------
Non-GAAP operating expenses    $152,698  $136,174  $437,052  $409,286
                               ========= ========= ========= =========

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
GAAP operating income (loss)   $  4,624  $  1,786  $  4,763  $(17,550)
Reconciling items to non-GAAP
 operating income
   Stock-based compensation       2,963         -     9,518         -
   Amortization of purchased
    intangible assets             3,286     3,076     9,942     8,489
   Unusual charge related to
    the purchase of technology        -         -         -     4,750
   Amortization of purchased
    other intangible assets       1,168     1,059     3,415     3,153
   Rebalance and restructuring
    costs                           359       (48)    6,512     2,529
   In-process research and
    development                       -         -       180       750
                               --------- --------- --------- ---------
Non-GAAP operating income      $ 12,400  $  5,873  $ 34,330  $  2,121
                               ========= ========= ========= =========

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
GAAP operating margin as a
 percent of total revenue             2%        1%        1%       -4%
   Non-GAAP adjustments
    detailed above                    4%        3%        5%        4%
                               --------- --------- --------- ---------
Non-GAAP operating margin as a
 percent of total revenue             6%        4%        6%        0%
                               ========= ========= ========= =========

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                   2006      2005      2006      2005
                               --------- --------- --------- ---------
GAAP other income, net and
 interest expense              $   (137) $ (1,317) $(11,567) $ (5,529)
Reconciling items to non-GAAP
 other income, net and
 interest expense
   Gain on sale of building           -         -         -      (957)
   Investment earnout payment
    receipt                        (895)     (469)     (895)     (469)
   Convertible debt retirement
    costs                           322               6,227
                               --------- --------- --------- ---------
Non-GAAP other income, net and
 interest expense              $   (710) $ (1,786) $ (6,235) $ (6,955)
                               ========= ========= ========= =========


                     MENTOR GRAPHICS CORPORATION
----------------------------------------------------------------------
                     CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
                      (In thousands - Unaudited)

                                            September 30, December 31,
                                                 2006         2005
                                            ------------- ------------
Assets
Current assets:
  Cash and short-term investments             $  145,548   $  114,410
  Trade accounts receivable, net                  85,681      101,593
  Term receivables, short-term                   125,899      133,273
  Prepaid expenses and other                      26,833       29,728
  Deferred income taxes                           13,673       13,127
                                            ------------- ------------

    Total current assets                         397,634      392,131
Property, plant and equipment, net                82,040       81,374
Term receivables, long term                      143,898      131,676
Intangible assets, net                           379,230      381,125
Other assets                                      41,336       34,631
                                            ------------- ------------
    Total assets                              $1,044,138   $1,020,937
                                            ============= ============

Liabilities and Stockholders' Equity
Current liabilities:
  Short-term borrowings                       $   10,798   $   11,858
  Accounts payable                                11,491       15,268
  Income taxes payable                            31,973       37,598
  Accrued payroll and related liabilities         81,870       73,244
  Accrued liabilities                             31,316       29,362
  Deferred revenue                               113,136      106,453
                                            ------------- ------------

    Total current liabilities                    280,584      273,783
Long-term notes payable                          264,853      282,188
Other long-term liabilities                       15,070       16,826
                                            ------------- ------------
    Total liabilities                            560,507      572,797
                                            ------------- ------------

Stockholders' equity:
  Common stock                                   415,876      381,962
  Retained earnings                               41,746       45,524
  Accumulated other comprehensive income          26,009       20,654
                                            ------------- ------------
    Total stockholders' equity                   483,631      448,140
                                            ------------- ------------
    Total liabilities and stockholders'
     equity                                   $1,044,138   $1,020,937
                                            ============= ============


                     MENTOR GRAPHICS CORPORATION
----------------------------------------------------------------------
                CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------
                      (In thousands - Unaudited)

                                    Three Months    Nine Months Ended
                                        Ended
                                    September 30,     September 30,
                                  ----------------- ------------------
                                     2006     2005     2006      2005
                                  -------- -------- -------- ---------
Operating activities
Net income (loss)                  $2,530     $159  $(3,778) $(11,070)
Depreciation and amortization (1)  11,120   11,043   35,842    33,525
Other adjustments to reconcile:
   Operating cash                     597     (973)   3,449    (2,407)
   Changes in working capital      (3,969)     967   20,980     6,597
                                  -------- -------- -------- ---------

Net cash provided by operating
 activities                        10,278   11,196   56,493    26,645

Investing activities
Net cash provided by (used in)
 investing activities               1,180  (26,396) (49,324)  (47,440)

Financing activities
Net cash provided by (used in)
 financing activities               8,823    7,662    1,498    13,836

Effect of exchange rate changes
 on cash and cash equivalents         268      755      807    (1,936)
                                  -------- -------- -------- ---------

Net change in cash and cash
 equivalents                       20,549   (6,783)   9,474    (8,895)
Cash and cash equivalents at
 beginning of period               63,578   65,804   74,653    67,916
                                  -------- -------- -------- ---------
Cash and cash equivalents at end
 of period                        $84,127  $59,021  $84,127   $59,021
                                  ======== ======== ======== =========

(1) Depreciation and amortization includes a write-off of note issuance costs in the amount of $147 during the three months ended September 30, 2006, and $2,407 and $397 for the nine months ending September 30, 2006 and 2005, respectively.


                     MENTOR GRAPHICS CORPORATION
----------------------------------------------------------------------
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
----------------------------------------------------------------------
    (In thousands, except for days sales outstanding - Unaudited)

                                   Three Months
                                       Ended        Nine Months Ended
                                   September 30,      September 30,
                                 ----------------- -------------------
                                    2006     2005      2006      2005
                                 -------- -------- --------- ---------
Geographic Revenue:
    Americas                     $85,975  $61,702  $229,339  $203,901
                                    45.2%    37.4%     42.0%     42.1%
    Europe                       $47,316  $54,583  $138,815  $140,616
                                    24.8%    33.1%     25.5%     29.1%
    Japan                        $34,197  $22,989  $ 98,003  $ 79,074
                                    17.9%    14.0%     18.0%     16.3%
    Pac Rim                      $23,147  $25,535  $ 79,233  $ 60,388
                                    12.1%    15.5%     14.5%     12.5%

Other Data:
    Capital expenditures         $ 6,886  $ 4,682  $ 19,380  $ 17,259
    Days sales outstanding           100      114         -         -


                     MENTOR GRAPHICS CORPORATION
----------------------------------------------------------------------
             UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
----------------------------------------------------------------------
                     EARNINGS PER SHARE GUIDANCE
----------------------------------------------------------------------

The following table reconciles the specific items excluded from GAAP in the calculation of expected non-GAAP earnings per share for the periods shown below:

                                                       ---------------
                                                       Q4 2006 FY 2006
                                                       ------- -------
Diluted GAAP net earnings per share                     $0.26   $0.21
Non-GAAP Adjustments:
Amortization of purchased technology (1)                 0.03    0.13
Amortization of intangible assets (2)                    0.01    0.04
Estimated impact of stock compensation expense (3)       0.03    0.13
Special Charges (4)                                         -    0.07
Expense associated with convertible debt (5)                -    0.06
Investment earn out payment receipt (6)                     -   (0.01)
Income tax adjustment (7)                                0.12    0.10
                                                       ------- -------
Non-GAAP net income                                     $0.45   $0.73
                                                       ======= =======

(1) Excludes amortization of purchased technology acquired in 20 separate acquisition transactions. Purchased technology is amortized over two to five years. The guidance for Q4 2006 and 2006 is net of tax and does not assume any new acquisition transactions.

(2) Excludes amortization of other identified intangible assets including trade names, employment agreements and customer relationships acquired in 11 separate acquisition transactions. Other identified intangible assets are amortized over two to five years. The guidance for Q4 2006 and 2006 is net of tax and does not assume any new acquisition transactions.

(3) Excludes the expense related to stock options and employee stock purchase plans related to the adoption of SFAS 123R, effective Q1 2006, net of tax.

(4) Excludes special charges incurred during Q1, Q2 and Q3 2006 consisting primarily of costs incurred for employee rebalances, which included severance benefits, notice pay and outplacement services, the abandonment of excess leased facility space and a loss on the disposal of assets. The guidance for Q4 2006 and 2006 is net of tax and does not assume any new special charges.

(5) Excludes amounts incurred during Q1, Q2 and Q3 2006 for the write-off of previously capitalized convertible debt costs of and net premium paid on the retirement of convertible debt, net of tax.

(6) Excludes a Q3 2006 gain (earnout payment) related to the sale of a minority interest business in a previous period, net of tax.

(7) Non-GAAP income tax expense adjustment is based upon the assumption of a normalized effective rate of 17% on non-GAAP income
 (loss) before income taxes.


    CONTACT: Mentor Graphics
             Public and Investor Relations
             Director
             Ryerson Schwark, 503-685-1462
             ry_schwark@mentor.com
             or
             Mentor Graphics
             Investor Relations and Business Development Director
             Dennis Weldon, 503-685-1462
             dennis_weldon@mentor.com